EXHIBIT 21.1

                           Subsidiaries of Registrant


1.   Navistar Communications Holdings, Ltd., 100% ownership, 100% ownership

2.   Beijing Broadcasting and Television Media Co., Ltd., 70% ownership

3.   Beijing Lucky Star Century Advertisement Co. Ltd., 70% ownership






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